EXHIBIT 10.23

AMENDMENT
TO EMPLOYMENT AGREEMENT

     This Amendment to Employment Agreement (the “Amendment”) is entered into as of December 19, 2008 (the “Effective Date”), between David Earp (“Employee”) and Geron Corporation (the “Company”).

RECITALS

     WHEREAS, on January 21, 2003, Employee and the Company entered into an Employment Agreement (the “Agreement”) which sets forth the terms of Employee’s employment with the Company and provides for benefits upon the occurrence of certain terminations of employment; and

     WHEREAS, the parties wish to amend certain provisions of the Agreement to reflect recent changes affecting the taxation of deferred compensation arrangements under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), pursuant to the terms and conditions set forth below.

AGREEMENT

     NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereby agree as follows effective as of the Effective Date. Except as otherwise defined herein, capitalized terms shall have the meanings assigned to them in the Agreement.

     1. Section 1.5 of the Agreement shall be amended in its entirety to read as follows:

     ““COVERED TERMINATION” means an Involuntary Termination Without Cause that occurs at any time, provided that such termination constitutes a “separation from service” within the meaning of Section 409A of the Code and the regulations promulgated thereunder, including Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”).”

     2. Section 4.1 of the Agreement shall be amended in its entirety to read as follows:

     “SEVERANCE BENEFITS. If Employee’s employment terminates due to a Covered Termination after the date of execution of this Agreement, Employee shall receive:

(i) any annual base salary and bonus compensation that has accrued but is unpaid as of the date of such Covered Termination;

(ii) on the date sixty (60) days following the date on which the Covered Termination occurred, a lump sum payment equal to One Hundred Ten percent (110%) of Employee's annual base salary as in effect during the last regularly scheduled payroll period immediately preceding the Covered Termination.

Notwithstanding the foregoing, the amounts payable under this Article IV shall be reduced by the amount of severance or other cash compensation, if any, payable under the Company’s Change of Control Severance Plan. All of the amounts payable under this Agreement shall be subject to applicable tax withholding.

In addition, Employee and Employee’s covered dependents will be eligible to continue their health care benefit coverage as permitted by COBRA (Internal Revenue Code Section 4980B) at the same cost to Employee as in effect immediately prior to the Covered Termination for the one (l)-year period following the Covered Termination, and be entitled to maintain coverage for Employee and Employee's eligible dependents at Employee's own expense for the balance of the period that Employee is entitled to coverage under COBRA.”

     3. The first sentence of Section 4.3 of the Agreement shall be amended in its entirety to read as follows:

     “Within fifty (50) days following the occurrence of a Covered Termination, and prior to the receipt of any benefits under Section 4.1 (except pursuant to clause (i) thereof) and Section 4.2 on account of the occurrence of such Covered Termination, Employee shall execute a Release (the “Release”) in substantially the form of Exhibit A (as such form may be modified to take into account changes in the law).”

     4. The following shall be added as Section 4.4 of the Agreement:

     “Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed by the Company at the time of the Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (a) the expiration of the six-month period measured from the date of Employee’s Separation from Service or (b) the date of Employee’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 4.4 shall be paid in a lump sum to Employee (or Employee’s estate or beneficiaries), and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Section 409A of the Code, Employee’s right to receive the payments of compensation pursuant to the Agreement shall be treated as a right to receive a series of separate payments and accordingly, each payment shall at all times be considered a separate and distinct payment.”

     5. Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

     6. This Amendment shall be governed by the law of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

EMPLOYEE

/s/ David Earp
David Earp

GERON CORPORATION

By:	/s/ David Greenwood

Its:	EVP